EXHIBIT 3
                                                                 to SCHEDULE 13D

                      EQUITY PURCHASE AND VOTING AGREEMENT


         THIS EQUITY PURCHASE AND VOTING AGREEMENT (this "Agreement"), dated as of November 15, 1999, between Infogrames Entertainment S.A., a societe anonyme organized under the laws of France ("Parent"), California U.S. Holdings, Inc., a wholly owned subsidiary of Parent ("Purchaser"), and each of the following:
General Atlantic Partners 16, L. P., a Delaware limited partnership, General Atlantic Partners 19, L. P., a Delaware limited partnership, General Atlantic Partners II, L. P., a Delaware limited partnership, General Atlantic Partners 54, L. P., a Delaware limited partnership, GAP Coinvestment Partners, L. P., a New York limited partnership, and GAP Coinvestment Partners II, L. P., a Delaware limited partnership (each "Stockholder" and collectively "Stockholders").

                              W I T N E S S E T H:

         WHEREAS, each Stockholder owns (both beneficially and of record) (i) the number of shares of common stock, par value $.01 per share ("Common Stock"),
(ii) the number of shares of Series A Convertible Preferred Stock, par value $.01 per share, ("Preferred Stock"), and (iii) warrants for the purchase of that number of shares, and at the exercise price per share, of Common Stock ("Warrants"), of GT Interactive Software Corp., a Delaware corporation (the "Company"), in each case as set forth opposite such Stockholder's name on
Schedule 1 hereto; and

         WHEREAS, Parent intends Purchaser to buy from Stockholders, and Stockholders intend to sell to Purchaser, the Warrants set forth on Schedule 1, together with any Warrants of the Company hereafter acquired beneficially or of record by any Stockholder (the "Subject Warrants"); and

         WHEREAS, in connection herewith, and as a condition to the willingness of the Company to approve the transactions described in this Agreement, Parent and Purchaser are entering concurrently herewith into a Securities Purchase Agreement with the Company, dated as of November 15, 1999 (the "Purchase Agreement"), pursuant to which Purchaser has agreed to make a major capital investment in the Company; and

         WHEREAS, as a condition to the willingness of Parent to enter into the Purchase Agreement, Parent has required that Stockholders agree, and in order to induce Parent to enter into the Purchase Agreement, Stockholders have agreed, among other things, (i) to exchange their respective holdings of Preferred Stock and subordinated debt of the Company for convertible subordinated debt pursuant to an Exchange Agreement of even date herewith between Stockholders and Company (the "Exchange Agreement") and (ii) in accordance with the terms of this Agreement, (a) to appoint Purchaser as Stockholder's proxy to vote the Voting Shares (as defined herein) and (b), with respect to certain questions put to stockholders of the Company for a vote, to vote the Voting Shares:

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Purchase and Sale of Subject Warrants.

         1.1 Purchase of Warrants. On the terms and subject to the conditions set forth in this Agreement, Purchaser shall purchase from each Stockholder, and each Stockholder shall sell and transfer to Purchaser, on the Closing Date all of such Stockholder's Subject Warrants for the consideration per underlying share of $0.00022, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever (collectively, "Liens") except for any Lien imposed by applicable securities laws, the express terms of the Warrant Agreement (as defined in Section 2.1 hereof) or the express terms of the Exchange Agreement.

         1.2 Conditions to Closing. The obligations of the parties to consummate the transactions contemplated by Section 1.1 hereof are subject to the following conditions: (a) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") applicable to the purchase of the Subject Warrants shall have expired or been terminated and any applicable foreign antitrust requirements shall have been satisfied, (b) there shall be no preliminary or permanent injunction or other order by any court of competent jurisdiction restricting, preventing or prohibiting the delivery of the Subject Warrants and (c) the closings under the Purchase Agreement and the Exchange Agreement shall have occurred at or prior to the Closing. Parent and Stockholders each shall promptly after the date hereof make such filings and provide such information as may be required under the HSR Act or any applicable foreign antitrust laws with respect to the sale of the Subject Warrants.

         1.3 Closing. Subject to the conditions contained in Section 1.2, the closing of the transactions contemplated by Section 1.1 hereof (the "Closing") shall occur simultaneously with, and at the same location as, the closing under the Purchase Agreement (the date of the Closing being the "Closing Date"). Each Stockholder shall deliver to Purchaser at the Closing an instrument or instruments evidencing such Stockholder's Subject Warrants, each such instrument being duly endorsed in blank and accompanied by such other documents as may reasonably be necessary in Purchaser's judgment to transfer record ownership of such Subject Warrants into Purchaser's name on the warrant transfer books of the Company.

         1.4 Adjustments Upon Changes in Capitalization. In the event of any change in the number of issued and outstanding shares of capital stock of the Company by reason of any stock dividend, subdivision, merger, recapitalization, combination, conversion or exchange of shares, or any other change in the corporate or capital structure of the Company (including, without limitation, the declaration or payment of a dividend of cash or securities or the issuance of any securities not contemplated by the Purchase Agreement) which would have the effect of diluting or otherwise adversely affecting Parent's or Purchaser's rights and privileges or prospective rights and privileges under this Agreement, the number and kind of the Subject Warrants and the consideration payable in respect of the Subject Warrants shall be appropriately and equitably adjusted to restore to Parent and Purchaser such respective rights and privileges.

         1.5 Preferred Stock Consent. Stockholder, in its capacity as the holder of shares of Preferred Stock set forth in Schedule 1 hereto, hereby consents to the Transactions (as defined in Section 5.1). Without limiting the generality of the foregoing, Stockholder hereby waives any rights it may have as a holder of shares of Preferred Stock to the following, as a result of the Transactions: (a) to receive dividends on the Preferred Stock; (b) to receive the Liquidation Preference (as defined in Section 4(a) of the Certificate of Designation (the "Certification of Designation") of Series A Convertible Preferred Stock of the Company); and (c) to receive any notices pursuant to Section 7(j) of the Certificate of Designation or otherwise; provided, however, that such consent and waiver is conditioned upon the consummation of all of the Transactions, including the transactions contemplated by the Exchange Agreement.

         2. Representations and Warranties of Stockholders. Each Stockholder hereby represents and warrants, severally with respect to itself/and not jointly, to Parent and Purchaser the following as of the date hereof and the
Closing:

         2.1 Title to the Subject Warrants, etc. Stockholder is the owner (both beneficially and of record) of the Subject Warrants. Except for (a) the Subject Warrants, (b) the shares of Common Stock and Preferred Stock set forth on
Schedule 1 hereto (together with any shares of Common Stock or Preferred Stock hereafter acquired of record or beneficially by Stockholder, the "Voting Shares") and (c) the securities to be purchased from the Company pursuant to the Exchange Agreement, Stockholder is not the record or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of, and does not have any other rights of any nature to acquire any additional shares of, any capital stock of the Company. Except, (i) to the extent resulting from the Exchange Agreement or (ii) for restrictions imposed by applicable securities laws or the express terms of the Warrant Agreement, dated as of June 29, 1999, among the Company and the holders named therein (the "Warrant Agreement"), Stockholder owns all of its Subject Warrants and the Voting Shares free and clear of all Liens and, except pursuant to the provisions of this Agreement, Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to any of the Voting Shares. Stockholder has sole power of disposition with respect to all of its Subject Warrants and Voting Shares and has sole voting power of the Voting Shares with respect to the matters set forth in Section 5 hereof. Upon the purchase of the Subject Warrants pursuant to Section 1, Purchaser will receive good and valid title to the Subject Warrants, free and clear of all Liens, except for restrictions imposed by the applicable securities laws.

         2.2 Authority Relative to This Agreement. Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

         2.3 Conflict. The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, (a) except for any filings required under the HSR Act and for requirements of any applicable foreign antitrust laws or of U.S. federal and state securities laws, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority of the United States or any political subdivision thereof, (b) conflict with or violate the organizational documents of the Stockholder, or (c) conflict with, violate or result in any breach of or constitute a default under (or an event which with notice or lapse of time or both would become a default under) any agreement, judgment, injunction, order, law, rule, regulation, decree or arrangement to which Stockholder is a party or by which Stockholder is bound.

         2.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Stockholder.

         2.5 No Claims. Except as set forth on Schedule 2.5 hereto, as of the date hereof neither the Company, any subsidiary of the Company, the partnership between Reflections Interactive Limited and Martin Lee Edmondson created under the Deed of Partnership dated December 4, 1998, as amended, nor Oddworld Inhabitants, Inc. has any liabilities (absolute, accrued, contingent or otherwise) to Stockholder or any affiliate thereof.

         3. Representations and Warranties of Parent and Purchaser. Parent and Purchaser hereby represent and warrant to Stockholder as follows:

         3.1 Authority Relative to This Agreement. Each of Parent and Purchaser has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Purchaser and the consummation by each of Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser, respectively. This Agreement has been duly and validly executed and delivered by each of Parent and Purchaser and, assuming the due authorization, execution and delivery by Stockholder, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

         3.2 No Conflict. The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (a) except for any filings required under the HSR Act and for requirements of any applicable foreign antitrust laws or of federal and state securities laws, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, (b) conflict with or violate the organizational documents of Parent or Purchaser, (c) conflict with, violate or result in any breach of or constitute a default under (or an event which with notice or lapse of time or both would become a default under) any agreement, judgment, injunction, order, law, rule, regulation, decree or arrangement applicable to Parent or Purchaser or by which any property or asset of Parent or Purchaser is bound or affected, other than, in the case of clause (c), any such conflicts, violations, breaches or defaults that, individually or in the aggregate, would not materially impair the ability of Parent or Purchaser to perform its obligations hereunder.

         3.3 Brokers. Except for Lazard Freres & Co. LLC, whose fees will be paid by Parent, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Purchaser.

         4. Covenants of Stockholder.

         4.1 No Disposition or Encumbrance of Subject Warrants or Voting Shares. Each Stockholder hereby covenants and agrees that from the date hereof until the delivery by the Company to Purchaser of the Shares (as defined in the Purchase Agreement) (the "Purchase Agreement Closing"), except as contemplated by this Agreement, Stockholder shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any Lien with respect to the Subject Warrants or Voting Shares.

         4.2 No Solicitation of Transactions. Each Stockholder shall not, nor (subject to Section 7.14) shall it permit any of its subsidiaries or affiliates to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant, agent or other representative retained by it or any of its subsidiaries or affiliates to, directly or indirectly, from the date hereof until the Purchase Agreement Closing, (a) solicit, initiate or knowingly encourage (including by way of furnishing information) any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal (as defined below); (b) participate in any discussions or negotiations regarding any Company Takeover Proposal or (c) enter into any agreement, understanding or arrangement with respect to the foregoing. For purposes of this Agreement, the term "Company Takeover Proposal" means any bona fide proposal or offer, whether in writing or otherwise, from any Person other than Parent, Purchaser or any affiliates thereof (a "Third Party") to acquire beneficial ownership (as defined under Rule 13-d of the Exchange Act) of all or a material portion of the assets of the Company and the Company Subsidiaries taken as a whole or more than fifty percent (50%) of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction with respect to either the Company or any of the Company Subsidiaries, including any single or multi-step transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of any material portion of the assets of the Company and its Subsidiaries taken as a whole or more than 50% of such equity interest in the Company.

         4.3 Compliance of Stockholder with this Agreement. Each Stockholder shall take all actions and forbear from all actions, in each case, necessary in order that (a) all of such Stockholder's representations and warranties hereunder are true and correct and (b) such Stockholder fulfills all of its obligations hereunder.

         5. Voting Agreement; Proxy.

5.1 Voting Agreement. Subject to and without limiting the effect of Section 5.2, each Stockholder hereby agrees that, from the date hereof until the Purchase Agreement Closing, at any meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, Stockholder shall, to the extent applicable, (a) vote (or execute a consent in respect of) all of the Voting Shares in favor of any of the transactions or other matters contemplated by the Transaction Documents (as defined in the

Purchase Agreement) (the "Transactions"); and (b) vote (or execute a consent in respect of) the Voting Shares against any action or agreement that would reasonably be expected to impede, interfere with, delay or attempt to discourage any of the Transactions, including, but not limited to: (i) any extraordinary corporate transaction (other than the Transactions), such as a merger, reorganization, recapitalization or liquidation involving the Company or any of the Company Subsidiaries (as defined in the Purchase Agreement) or any proposal made in opposition to or in competition with the Transactions; (ii) a sale or transfer of a material amount of assets of the Company or any of the Company Subsidiaries; (iii) any change (other than the Transactions) in the management or board of directors of the Company, except as otherwise agreed to in writing by Parent; (iv) any material change (other than the Transactions) in the present capitalization or dividend policy of the Company; or (v) any other material change (other than the Transactions) in the corporate structure or business of the Company or any of the Company Subsidiaries.

         5.2 Irrevocable Proxy. Each Stockholder hereby appoints Purchaser as the attorney and proxy of Stockholder, with full power of substitution, to vote, and otherwise act (by written consent or otherwise) with respect to all of the Voting Shares that such Stockholder is entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or consent in lieu of any such meeting or otherwise, on the matters and in the manner specified in Section 5.1. THIS PROXY AND POWER OF ATTORNEY IS IRREVOCABLE AND COUPLED WITH AN INTEREST AND IS EXECUTED AND INTENDED TO BE IRREVOCABLE IN ACCORDANCE WITH THE PROVISIONS OF
SECTION 212(e) OF THE DELAWARE GENERAL CORPORATION LAW ("DGCL"). Each Stockholder hereby revokes, effective upon the execution and delivery of the Purchase Agreement by the parties thereto, all other proxies and powers of attorney with respect to the Voting Shares to which this proxy and power of attorney relates that such Stockholder may have heretofore appointed or granted, and no subsequent proxy or power of attorney (except in furtherance of such Stockholder's obligations under Section 5.1 hereof) shall be given or written consent executed (and if given or executed, shall not be effective) by such Stockholder with respect thereto so long as this Agreement remains in effect.

         6. Termination. This Agreement (including any power of attorney and proxy granted pursuant to Section 5.2 hereof or otherwise) shall terminate automatically on the earlier of the Purchase Agreement Closing or the termination of the Purchase Agreement in accordance with the terms and conditions thereof; provided, however, that the provisions of Sections 4 and 5 shall terminate on September 30, 2000 if this Agreement shall not earlier have terminated; and provided further, that if any Stockholder fails to comply with Sections 1 or 5.1, the obligations of such Stockholder under Sections 4 and 5 shall not terminate until the third anniversary of the date of this Agreement. Any termination of this Agreement, or any provision thereof, shall not relieve any party hereunder of any liability for a breach of this Agreement.

         7. Miscellaneous.

         7.1 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

         7.2 Further Assurances. Each Stockholder, Parent and Purchaser shall execute and deliver all such further documents and instruments and take all such further action as may be reasonably necessary in order to consummate the Transactions.

         7.3 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

         7.4 Entire Agreement. This Agreement constitutes the entire agreement between Parent, Purchaser and Stockholder with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Parent, Purchaser and Stockholder with respect to the subject matter hereof.

         7.5 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent or Purchaser may assign all or any of its rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve Parent or Purchaser of its obligations hereunder if such assignee does not perform such obligations.

         7.6 Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         7.7 Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by all of the parties hereto. Any party hereto may
(a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any condition of its obligations hereunder or inaccuracy in the representations and warranties of any other party hereto contained herein or in any document delivered by any other party hereto pursuant hereto and (c) waive compliance with any agreement by any other party hereto contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         7.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party.

         7.9 Notices. Except as otherwise provided herein, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile transmission, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.9):

                  if to Parent or Purchaser:

                           Infogrames Entertainment S.A.
                           84, rue du 1er Mars 1943
                           Villeurbanne, 69100
                           France
                           Attention:  Thomas Schmider
                           Telecopy:  (011 33) 472 655116
                           Confirm:  (011 33) 472 655000

                           and

                           Attention:  Frederic Garnier
                           Telecopy:  (011 33) 472 655059
                           Confirm:  (011 33) 472 655000

                  with a copy to:

                           Pillsbury Madison & Sutro LLP
                           P.O. Box 7880
                           San Francisco, CA 94120-7880
                           Telecopy:  415-983-1200
                           Attention:  Nathaniel M. Cartmell III

                  if to Stockholders:

                           c/o General Atlantic Service Corporation
                           3 Pickwick Plaza
                           Greenwich, CT  06830
                           Telecopy:  (203) 622-8818
                           Attention:  William E. Ford

                  with a copy to:

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, NY  10019-6064
                           Telecopy:  (212) 757-3990
                           Attention:  Matthew Nimetz

7.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in Delaware without regard to any principles of choice of law or conflicts of law of such State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in Delaware. Each of the parties hereto (a) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court,
(c) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the state of Delaware or a Delaware state court and (d) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

         7.11 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         7.12 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         7.13 Public Announcements. Stockholders will consult with Parent and use reasonable efforts to agree upon the text of any press release, before issuing any press release or otherwise making public statements with respect to the Transactions and shall not issue any such press release or make any such public statement without Parent's prior consent, which consent shall not be unreasonably withheld, except as may be required by applicable law (including requirements of stock exchanges and other similar regulatory bodies).

         7.14 Stockholder Representatives. Each Stockholder signs solely in its capacity as the beneficial owner of, or the general partner of a partnership or the trustee of a trust which is the beneficial owner of, the Subject Warrants and nothing contained herein shall limit or affect any actions taken by any officer, director, partner, affiliate or representative of such Stockholder who is or becomes an officer or a director of the Company in his or her capacity as an officer or director of the Company and none of such actions in such capacity shall be deemed to constitute a breach of this Agreement.

         7.15 Legend. Each Stockholder shall promptly after the date hereof cause to be affixed to all certificates representing the Subject Warrants the following legend:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN EQUITY PURCHASE AND VOTING AGREEMENT DATED NOVEMBER 15, 1999, AMONG INFOGRAMES ENTERTAINMENT S.A., CALIFORNIA U.S. HOLDINGS, INC. AND THE STOCKHOLDERS NAMED THEREIN, WHICH, AMONG OTHER THINGS, RESTRICTS THE TRANSFER AND VOTING THEREOF."

         7.16 Stockholders Consent. The Stockholders hereby consent to the amendment to the Company's Amended and Restated Certificate of Incorporation to increase the total number of shares of all classes of stock which the Company shall have the authority to issue to 305,000,000 and to increase the number of shares designated Common Stock to 300,000,000 in the form attached as Exhibit J to the Purchase Agreement.

                  [EQUITY PURCHASE AND VOTING RIGHTS AGREEMENT]

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

                                        INFOGRAMES ENTERTAINMENT S.A.

                                        By: /s/ Bonnell Bruno
                                        ---------------------
                                        Name: Bonnell Bruno


                                        CALIFORNIA U.S. HOLDINGS, INC.

                                        By: /s/ Bonnell Bruno
                                        ---------------------
                                        Name: Bonnell Bruno


                                        GENERAL ATLANTIC PARTNERS 16, L.P.
                                        By: General Atlantic Partners, LLC,
                                            its General Partner

                                        By: /s/ William E. Ford
                                        -----------------------
                                        Name: William E. Ford


                                        GENERAL ATLANTIC PARTNERS 19, L.P.
                                        By: General Atlantic Partners, LLC,
                                            its General Partner

                                        By: /s/ William E. Ford
                                        -----------------------
                                        Name: William E. Ford


                                        GENERAL ATLANTIC PARTNERS II, L.P.
                                        By: General Atlantic Partners, LLC,
                                            its General Partner

                                        By: /s/ William E. Ford
                                        -----------------------
                                        Name: William E. Ford

                  [EQUITY PURCHASE AND VOTING RIGHTS AGREEMENT]


                                        GENERAL ATLANTIC PARTNERS 54, L.P.
                                        By: General Atlantic Partners, LLC,
                                            its General Partner

                                        By: /s/ William E. Ford
                                        -----------------------
                                        Name: William E. Ford


                                        GAP COINVESTMENT PARTNERS, L.P.

                                        By: /s/ William E. Ford
                                        -----------------------
                                        Name: William E. Ford


                                        GAP COINVESTMENT PARTNERS II, L.P.

                                        By: /s/ William E. Ford
                                        -----------------------
                                        Name: William E. Ford

                                   SCHEDULE 1


-------------------------------------------- ---------------- ----------------- ------------------
                Stockholder                    Common Stock   Preferred Stock 1      Warrants
-------------------------------------------- ---------------- ----------------- ------------------
General Atlantic Partners II, L.P.                   504,000        ---                ---
-------------------------------------------- ---------------- ----------------- ------------------
General Atlantic Partners 16, L.P.                 4,184,545        ---                ---
-------------------------------------------- ---------------- ----------------- ------------------
General Atlantic Partners 19, L.P.                 2,092,273        ---                ---
-------------------------------------------- ---------------- ----------------- ------------------
GAP Coinvestment Partner, L.P.                       647,707        ---                ---
-------------------------------------------- ---------------- ----------------- ------------------
General Atlantic Partners 54, L.P.                 ---               4,897,440          3,673,080
-------------------------------------------- ---------------- ----------------- ------------------
GAP Coinvestment Partners II, L.P.                 ---               1,102,560            826,920
-------------------------------------------- ---------------- ----------------- ------------------
-------------------------------------------- ---------------- ----------------- ------------------
Total                                              7,428,525         6,000,000          2,000,000
-------------------------------------------- ---------------- ----------------- ------------------

--------
1    Expressed in shares of Common Stock on an as-converted basis.

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                                  SCHEDULE 2.5


The Company has the following liabilities to the Stockholders:

         (i) to pay the expenses of the Stockholders incurred in connection with the Transactions;

         (ii) liabilities as set forth in the documentation of the Subordinated Notes held by certain of the Stockholders;

         (iii) liabilities as set forth in the Warrant and the Warrant Agreement; and

         (iv) liabilities as set forth in the Certificate of Designations of the Preferred Stock.